Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS FIRST QUARTER 2025 RESULTS

Q1 EPS EXCEEDS OUTLOOK

UPDATES FULL YEAR OUTLOOK

2025 First Quarter Results	2025 Full Year Outlook
• Net Sales -2.4%: Domestic -3.0%, Int’l +2.7%, SPD -9.3% • Organic sales -1.2%: Domestic -3.0%, Int’l +5.8%, SPD +3.2%¹ • Reported EPS $0.89, Adjusted EPS $0.91¹ • Cash from Operations $185.7 million	• Organic Sales 0% to 2%[2] • Adjusted Gross Margin Contraction of 60 bps[2] • Adjusted EPS 0% to 2%[2] • Cash from operations $1.05 billion

EWING, NJ, May 1, 2025 – Church & Dwight Co., Inc. (NYSE: CHD) today reported first quarter results driven by our strong brands, continued share growth and leading innovation. Our first quarter net sales decreased 2.4% to $1,467.1 million, below the Company’s outlook of approximately 1% growth. The company’s brands grew consumption and share in the quarter. However, the Company experienced slowing category growth in the US market and retailers reduced inventory levels. Organic sales decreased 1.2% due to 1.4% lower volume partially offset by positive pricing and mix of 0.2%. Reported EPS was $0.89 and Adjusted EPS was $0.91, a decrease of 5.2%. Adjusted EPS exceeded the Company’s outlook of $0.90.”

Rick Dierker, Chief Executive Officer, commented, “In an environment of slowing consumption, our brands are performing well. We continue to drive both dollar and volume share gains across most of our brands. Our balanced portfolio of value and premium products keep us well positioned to navigate this environment.

“In the first quarter, the Domestic Division declined 3.0% organically, as retailers reduced inventory levels (~300 basis point impact) and consumption slowed. However, the majority of our brands once again outperformed the category with four of our seven power brands growing share. The International Division organic growth was 5.8%, driven by growth in our subsidiaries. Our Specialty Products Division grew organic sales 3.2%. Further, our momentum with e-commerce growth continued with global online sales representing 22.9% of total consumer sales in Q1.”

Strategic Portfolio Decisions

Each year, the management team reviews our ongoing strategy with the Board of Directors. In concert with that review, the Company undertakes a valuation exercise associated with each of our brands. As a result of that review, the Company is moving with speed on portfolio decisions and will be taking strategic actions for the Flawless, Spinbrush and Waterpik showerhead businesses, which includes shutting down or selling these businesses. These businesses generate approximately $150 million of Net Sales with below average profitability. This decision will strengthen the company, sharpen our focus on core brands, and mitigate a significant portion of our tariff exposure. We expect to record a Q2 charge of approximately $60 to 80 million, primarily compromised of non-cash impairments of intangibles and fixed assets, as well as inventory charges depending on sell through.

Tariff Management

While the tariff situation remains fluid, the company is currently projecting a 12-month run-rate gross tariff exposure of approximately $190 million. The impact of the portfolio decisions and a series of supply chain actions is expected to reduce our tariff exposure by approximately 80%. The supply chain actions include no longer sourcing Waterpik flossers from China for the U.S. market. The impact of inventory builds and other quick supply chain actions enable us to effectively manage the tariff exposure and the net impact is included in the Company’s outlook. Over the next 12 months, we believe the impact of the remaining tariffs can be mitigated through supply chain efforts and surgical pricing.

First Quarter Review

Consumer Domestic net sales were $1,129.8 million, a $35.4 million or 3.0% decrease driven by lower household and personal care sales. Organic sales decreased 3.0% due to volume (-3.1%) partially offset by price and product mix (+0.1%). Growth was led by THERABREATH™ mouthwash and ZICAM™, offset by declines in the vitamin business, OXICLEAN™ stain fighters and ARM & HAMMER™ cat litter. Broadly, this segment was impacted by retailer inventory actions.

Consumer International net sales were $261.9 million, a $6.9 million or 2.7% increase. Organic sales increased 5.8% due to higher volume (+5.9%) partially offset by lower price and product mix (-0.1%). Growth was led by HERO, THERABREATH and WATERPIK™ and was broad based with all subsidiary markets delivering growth.

Specialty Products net sales were $75.4 million, a $7.7 million or 9.3% decrease reflecting the exit of the Megalac and the food safety business in 2024. Organic sales increased 3.2% due to a combination of higher price and product mix (+2.9%) and higher volume (+0.3%).

Gross margin decreased 70 basis points to 45.0%. Adjusted gross margin was 45.1%1, down 60 basis points with the impact of higher manufacturing costs and lower volume being partially offset by improved productivity, positive mix and revenue from higher margin acquisitions.

Marketing expense was $136.6 million, a $15.4 million decrease versus year ago primarily due to program timing. The full year expectation for marketing is expected to be approximately 11% of net sales, consistent with our evergreen model.

Selling, general, and administrative expense (SG&A) was $227.7 million, including $2.8 million of charges related to restricted stock that was issued for the 2022 HERO acquisition. Adjusted SG&A was $222.4 million1 or 15.2% of net sales, a 40-basis point increase versus prior year.

Income from Operations was $295.3 million, Adjusted income from operations was $302.5, a decrease of $9.8 million versus prior year.1

Other Expense decreased $7.7 million inclusive of lower interest expense and higher interest income.

The effective tax rate increased to 22.0% compared to 19.9% in Q1 2024. The rate was higher due to a high level of stock option exercises in Q1 2024.

Operating Cash Flow

For the first three months of 2025, cash from operations was $185.7 million, a decrease of $77.3 million due to lower cash earnings and timing of working capital. Capital expenditures were $16.5 million, a $29.8 million decrease from the prior year.

At March 31, 2025, total debt was $2.2 billion and cash on hand was $1,075 million, which continues to provide strong liquidity and flexibility as we continue to pursue acquisitions.

2025 New Products

Mr. Dierker commented, “We are excited about our product innovation as it continues to be a big driver of our success. In 2025, we expect new product launches to continue to fuel our growth and market share momentum as we lead with innovation in a number of key categories.

ARM & HAMMER™ Laundry launched POWER SHEETS™ Laundry Detergent online in August 2023 and was the first major brand in the US to offer a detergent sheet. POWER SHEETS™ quickly became a top 2 selling brand in the Detergent Sheets Category on Amazon in 2024 and is expanding nationally in 2025. This innovative laundry solution is effective, convenient, and eliminates plastic waste. In 2025, ARM & HAMMER POWER SHEETS™ is launching a dermatologist tested, FRAGRANCE-FREE variant that is free of dyes and perfumes.

ARM & HAMMER™ Laundry Deep Clean™ Liquid and Deep Clean™ Unit Dose Laundry Detergent, our most powerful ARM & HAMMER™ formula, is launching FREE & CLEAR, which has zero dyes, parabens, phosphates and fragrance. It is SkinSAFE™ certified, and dermatologist tested, delivering trusted ARM & HAMMER™ cleaning performance in a safe and gentle formulation.

BATISTE™, the global leader in dry shampoo, is launching an innovative new formula, BATISTE Light, to bring new users into the category. This lightweight dry shampoo leaves behind no residue for an invisible finish, a lighter feel on hair, and has soft, subtle scents.

HERO™, the #1 acne brand in the U.S., is entering the growing Body Care segment in 2025 with Mighty Patch Body. This new extra-large hydrocolloid patch addresses breakouts in areas such as the chest, back, and butt and is made with unique notches to help adhere to curved parts of the body.

VITAFUSION™ is focused on core multi vitamins in 2025 with a renovation across the line to improve the taste profile and consumer experience. In addition, VITAFUSION is launching Power Plus, a new line of differentiated multivitamins with 100% Daily Value of 10 nutrients and added ingredients such as choline and CoQ10. VITAFUSION is also expanding its assortment of sugar free options.

Outlook for 2025

Mr. Dierker stated, “Despite these uncertain markets, we remain focused on growing our market shares across our portfolio. We will continue to invest in marketing to support our brands and we believe consumption of our brands will continue to outpace category growth fueled by innovation. We will continue to offer high quality products to consumers at the right value. This outlook reflects strong underlying operating fundamentals.

“We now expect organic sales growth of approximately 0% to 2% (previously 3% to 4%).2 The sales outlook now reflects no recovery in retailer destocking from Q1 and slower category growth due to macroeconomic uncertainty. The deceleration of category growth in our largest categories in the US reflects the tentativeness of the US consumer. We saw 2.5% category growth in Q4 2024, 1.5% in Q1, and negative year-over-year category consumption in April. We continue to anticipate gaining market share.

Full year adjusted gross margin is now expected to contract 60 basis points2 versus 2024 (previously +25 basis points) as we expect tariff impacts, persistently elevated input costs, and unfavorable mix to offset incremental productivity. Marketing as a percentage of sales is expected to be approximately 11% of sales, as we will continue to invest in our brands and innovation.

“We continue to expect SG&A as a percentage of sales to be lower versus 2024 while making investments for our future, especially in ecommerce and International. We continue to expect other expense for 2025 to be approximately $50 million. Our tax rate is expected to be approximately 23%.

“We now expect full year adjusted EPS growth for 2025 of 0% to 2%2 (previously 7% to 8% growth), due to lower sales assuming no recovery in retailer destocking from Q1, slower category growth for the balance of the year, and tariff pressures.

“Cash flow from operations is now expected to be $1.05 billion (previously $1.156 billion). We expect 2025 capital expenditures of approximately $130 million. We continue to pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

“For Q2, we expect organic sales of approximately -2% to Flat2. As a result, we expect Adjusted EPS of $0.85 per share, a decrease of 9% versus last year’s adjusted Q2 EPS.2 We continue to expect EPS growth to be weighted towards the back half of 2025 due to marketing and investment timing versus a year ago.

“Our adjusted outlook excludes as of April 1st, 2025 charges and the ongoing results for the Flawless, Spinbrush and Waterpik showerhead businesses.”

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

2 This press release does not provide a forward-looking reconciliation of organic sales growth to reported sales growth, adjusted gross margin to reported gross margin and adjusted EPS to reported EPS, the most directly comparable GAAP financial measures, expected for the second quarter and full year of 2025. We have excluded from those periods the exit impact and charges for business refinements (Waterpik, Flawless, Spinbrush) and related asset impairments. Our inability to provide a reconciliation to GAAP sales growth, gross margin and EPS for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter or on an annual basis.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss first quarter 2025 results on May 1, 2025, at 10:00 a.m. (ET). The webcast will be broadcast online and will also be available for replay from May 1, 2025, to May 8, 2025.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2024, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable Companies, Newsweek Magazine’s Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, EPA’s Safer Choice Partner of the Year, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2024 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; ; the intended benefits of the exploration of strategic alternatives for certain of our businesses; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities of the new U.S. presidential administration; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and increased conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2025	March 31, 2024
Net Sales	$1,467.1	$1,503.3
Cost of sales	807.5	816.3
Gross Profit	659.6	687.0
Marketing expenses	136.6	152.0
Selling, general and administrative expenses	227.7	230.0
Income from Operations	295.3	305.0
Equity in earnings of affiliates	1.6	1.1
Other income (expense), net	(14.8)	(22.0)
Income before Income Taxes	282.1	284.1
Income taxes	62.0	56.4
Net Income	$220.1	$227.7
Net Income per share - Basic	$0.90	$0.94
Net Income per share - Diluted	$0.89	$0.93
Dividends per share	$0.29	$0.28
Weighted average shares outstanding - Basic	245.8	243.4
Weighted average shares outstanding - Diluted	248.0	246.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$1,074.5	$964.1
Accounts Receivable	597.5	600.8
Inventories	631.9	613.3
Other Current Assets	54.9	62.4
Total Current Assets	2,358.8	2,240.6
Property, Plant and Equipment (Net)	928.9	931.7
Equity Investment in Affiliates	10.9	11.1
Trade Names and Other Intangibles	2,860.0	2,888.5
Goodwill	2,433.2	2,433.2
Other Long-Term Assets	364.1	378.0
Total Assets	$8,955.9	$8,883.1
Liabilities and Stockholders’ Equity
Other Current Liabilities	1,208.0	1,315.9
Long-Term Debt	2,205.2	2,204.6
Other Long-Term Liabilities	991.7	1,001.8
Stockholders’ Equity	4,551.0	4,360.8
Total Liabilities and Stockholders’ Equity	$8,955.9	$8,883.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2025	March 31, 2024

Net Income	$220.1	$227.7

Depreciation and amortization	60.9	57.6
Deferred income taxes	(3.5)	(1.2)
Non-cash compensation	20.7	28.9
Other	1.7	2.4
Subtotal	299.9	315.4

Changes in assets and liabilities:
Accounts receivable	6.6	(20.0)
Inventories	(16.0)	16.1
Other current assets	(7.0)	(5.2)
Accounts payable	(7.8)	31.4
Accrued expenses	(141.5)	(118.7)
Income taxes payable	55.1	46.6
Other	(3.6)	(2.6)
Net cash from operating activities	185.7	263.0

Capital expenditures	(16.5)	(46.3)
Other	(0.2)	(0.5)
Net cash (used in) investing activities	(16.7)	(46.8)

Net change in long-term debt	0.0	(200.0)
Payment of cash dividends	(72.4)	(69.0)
Proceeds from issuance of common stock related to employee equity plans	19.3	59.9
Payment of business acquisition liabilities	(5.9)	0.0
Other	(2.0)	0.0
Net cash (used in) financing activities	(61.0)	(209.1)

F/X impact on cash	2.4	(1.9)

Net change in cash and cash equivalents	$110.4	$5.2

2025 and 2024 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2025	3/31/2024	Change
Household Products	$614.9	$638.9	-3.8%
Personal Care Products	514.9	526.3	-2.2%
Consumer Domestic	$1,129.8	$1,165.2	-3.0%
Consumer International	261.9	255.0	2.7%
Total Consumer Net Sales	$1,391.7	$1,420.2	-2.0%
Specialty Products Division	75.4	83.1	-9.3%
Total Net Sales	$1,467.1	$1,503.3	-2.4%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	-2.4%	-2.0%	-3.0%	2.7%	-9.3%
Less:
Acquisitions	0.2%	0.2%	0.0%	1.3%	0.0%
Add:
FX / Other	0.7%	0.7%	0.0%	4.4%	-1.1%
Divestitures	0.7%	0.0%	0.0%	0.0%	13.6%

Organic Sales Growth	-1.2%	-1.5%	-3.0%	5.8%	3.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended March 31, 2025		For the quarter ended March 31, 2024		Change
		% of NS		% of NS
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	$659.6	45.0%	$687.0	45.7%	-70	bps
Business refinement costs and related impairments	1.9	0.1%	0.0	0.0%	10	bps
Gross Margin - Adjusted (non-GAAP)	$661.5	45.1%	$687.0	45.7%	-60	bps

	For the quarter ended March 31, 2025		For the quarter ended March 31, 2024		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$227.7	15.5%	$230.0	15.3%	20	bps
Business refinement costs and related impairments	(1.5)	-0.1%	0.0	0.0%	-10	bps
ERP Project Costs	(1.0)	0.0%	0.0	0.0%	0	bps
Hero Restricted Stock	(2.8)	-0.2%	(7.3)	-0.5%	30	bps
SG&A - Adjusted (non-GAAP)	$222.4	15.2%	$222.7	14.8%	40	bps

	For the quarter ended March 31, 2025		For the quarter ended March 31, 2024		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$295.3	20.2%	$305.0	20.3%	-10	bps
Business refinement costs and related impairments	3.4	0.2%	0.0	0.0%	20	bps
ERP Project Costs	1.0	0.0%	0.0	0.0%	0	bps
Hero Restricted Stock	2.8	0.2%	7.3	0.5%	-30	bps
Income From Operations - Adjusted (non-GAAP)	$302.5	20.6%	$312.3	20.8%	-20	bps

	For the quarter ended March 31, 2025		For the quarter ended March 31, 2024		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.89		$0.93		-4.3%
Business refinement costs and related impairments	0.01		0.00
Hero Restricted Stock	0.01		0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.91		$0.96		-5.2%